Exhibit 99.1

HUDSON PACIFIC PROPERTIES, INC.

COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED DIVIDENDS

(Unaudited; in thousands, except ratios)

	Consolidated
	Six months ended June 30, 2017	For the year ended December 31,
		2016	2015	2014	2013	2012
Earnings
Net income (loss) from continuing operations before income from unconsolidated joint ventures	$29,703	$42,106	$(16,082)	$23,686	$1,415	$(5,457)
Plus:
Fixed charges (see below)	$49,740	$89,668	$58,951	$33,685	$30,925	$21,465
Distributions from unconsolidated joint ventures	$16,491	$1,188	$—	$—	$—	$—
Amortization of capitalized interest	$433	$577	$410	$232	$115	$73
Less:
Capitalized interest and loan fees	$(4,986)	$(11,307)	$(6,516)	$(6,938)	$(4,562)	$(1,461)
Preferred distributions of consolidated subsidiaries	$(318)	$(636)	$(636)	$(641)	$(749)	$(780)
Noncontrolling interests in income of subsidiaries that have not incurred fixed charges	$(6,184)	$(9,577)	$(5,837)	$—	$—	$—

Total Earnings	$84,879	$112,019	$30,290	$50,024	$27,144	$13,840

Fixed Charges
Interest expense (including amortization of loan fees)	$43,625	$76,044	$50,667	$25,932	$25,470	$19,071
Capitalized interest and loan fees	$4,986	$11,307	$6,516	$6,938	$4,562	$1,461
Preferred distributions of consolidated subsidiaries	$318	$636	$636	$641	$749	$780
Estimate of interest within rental expense	$811	$1,681	$1,132	$174	$144	$153

Total Fixed Charges	$49,740	$89,668	$58,951	$33,685	$30,925	$21,465

Preferred dividends	$—	$—	$11,469	$12,144	$12,144	$12,144

Distributions on redemption of preferred units	$—	$—	$5,970	$—	$—	$—

Combined fixed charges and preferred dividends	$49,740	$89,668	$76,390	$45,829	$43,069	$33,609

Earnings to Fixed Charges
Ratio	1.71	1.25		1.49
Deficiency	—	—	$28,661	—	$3,781	$7,625
Earnings to Combined Fixed Charges
Ratio	1.71	1.25		1.09
Deficiency	—	—	$46,100		$15,925	$19,769

HUDSON PACIFIC PROPERTIES, L.P.

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Unaudited; in thousands, except ratios)

	Six months ended June 30,	For the year ended December 31,
	2017	2016	2015	2014	2013	2012
Earnings
Net income (loss) from continuing operations before income from unconsolidated joint ventures	$29,703	$42,106	$(16,082)	$23,686	$1,415	$(5,457)
Plus:
Fixed charges (see below)	$49,422	$89,032	$58,315	$33,044	$30,176	$20,685
Distributions from unconsolidated joint ventures	$16,491	$1,188	$—	$—	$—	$—
Amortization of capitalized interest	$433	$577	$410	$232	$115	$73
Less:
Capitalized interest and loan fees	$(4,986)	$(11,307)	$(6,516)	$(6,938)	$(4,562)	$(1,461)
Preferred distributions of consolidated subsidiaries	$(6,184)	$(9,577)	$(5,837)	$—	$—	$—
Total Earnings	$84,879	$112,019	$30,290	$50,024	$27,144	$13,840

Fixed Charges
Interest expense (including amortization of loan fees)	$43,625	$76,044	$50,667	$25,932	$25,470	$19,071
Capitalized interest and loan fees	$4,986	$11,307	$6,516	$6,938	$4,562	$1,461
Estimate of interest within rental expense	$811	$1,681	$1,132	$174	$144	$153

Total Fixed Charges	$49,422	$89,032	$58,315	$33,044	$30,176	$20,685

Earnings to Fixed Charges
Ratio	1.72	1.26		1.51
Deficiency	—	—	$28,025	—	$3,032	$6,845